UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Upland Software, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Upland Software, Inc.
401 Congress Avenue, Suite 1850
Austin, Texas 78701
April 29, 2022
Dear Stockholder:
You are cordially invited to attend our 2022 Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 401 Congress Avenue, Suite 1850, Austin, Texas 78701 on Wednesday, June 8, 2022, at 11:00 a.m. Central Daylight Time (the "Annual Meeting").
The formal notice of the 2022 Annual Meeting of Stockholders and the Proxy Statement have been made a part of this invitation.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card in the enclosed postage-prepaid envelope. For your convenience, you may also vote via the Internet or by telephone. Instructions are located on the accompanying proxy card.
Your shares cannot be voted unless you submit your proxy, vote by telephone, mail or via the Internet, or attend the Annual Meeting.
The Board and management look forward to your participation at the Annual Meeting.

Sincerely,

Kin Gill
Executive Vice President, Chief Legal Officer and Secretary

Upland Software, Inc.
401 Congress Avenue, Suite 1850
Austin, Texas 78701

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 8, 2022

To the Stockholders of Upland Software, Inc.:
The Annual Meeting of Stockholders for Upland Software, Inc. ("Upland," "we," "us," or the "Company") will be held at 401 Congress Avenue, Suite 1850, Austin, Texas 78701 on June 8, 2022 at 11:00 a.m. Central Daylight Time (the "Annual Meeting"), to consider the following matters:
1.    To elect two Class II directors to serve on the board of directors until our 2025 annual meeting of stockholders, or until a successor is duly elected and qualified;
2.    To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.    To vote on an advisory basis to approve the compensation of our named executive officers; and
4.    To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.
Our board of directors (the "Board") has fixed the close of business on April 21, 2022, as the record date for determining holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof (the “Record Date”). A complete list of such stockholders will be available for examination at our offices in Austin, Texas, during normal business hours for a period of ten days prior to the Annual Meeting. This Notice of 2022 Annual Meeting of Stockholders and accompanying Proxy Statement are being distributed or made available to stockholders beginning on or about April 29, 2022.
It is important that your shares are represented at this Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed proxy card or submitting your voting instruction via the Internet or telephone. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors

John T. McDonald
Chief Executive Officer and Chair

ii

ATTENDING THE ANNUAL MEETING

You do not need to attend to vote. You may vote by submitting a proxy card in advance or by telephone or the Internet.
If you wish to attend the meeting:
•Doors open at 10:30 a.m. Central Daylight Time.
•The meeting starts at 11:00 a.m. Central Daylight Time.
•All stockholders and proxy holders must register at the reception desk and provide evidence of ownership as of the Record Date, and only such persons will be permitted to enter the room and attend the meeting.
•The meeting will follow the agenda and rules of conduct provided to all stockholders and proxy holders upon entering the meeting.
•Subject to meeting rules, only stockholders of record or their proxy holders will be allowed to address the meeting and only after having been recognized. All questions and comments must be directed to the chair of the meeting.
•The purpose and order of the meeting will be strictly observed, and the chair’s or secretary’s determinations in that regard will be final, including any postponements or adjournments of the meeting.
•Media will not be allowed to attend the meeting. The taking of photographs and the use of audio and video recording devices will not be allowed.

QUESTIONS

For Questions Regarding:	Contact
The Annual Meeting	Upland Software, Inc. - Investor Relations (512) 960-1031
Stock ownership for registered holders	Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1342 Brentwood, NY 11717 shareholder@broadridge.com (866) 321-8022 (within the U.S. and Canada) or (720) 378-5956 (worldwide)
Stock ownership for beneficial owners	Please contact your broker, bank or other nominee
Voting for registered holders	Broadridge Corporate Issuer Solutions, Inc. P.O. Box 1342 Brentwood, NY 11717 shareholder@broadridge.com (866) 321-8022 (within the U.S. and Canada) or (720) 378-5956 (worldwide)
Voting for beneficial owners	Please contact your broker, bank or other nominee

iii

Upland Software, Inc.
401 Congress Avenue, Suite 1850
Austin, Texas 78701

PROXY STATEMENT INFORMATION ON VOTING

Our Board solicits your proxy for the 2022 Annual Meeting of Stockholders (the "Annual Meeting") and at any postponement or adjournment of the meeting for the matters set forth in the "Notice of 2022 Annual Meeting of Stockholders." The Annual Meeting will be held at 401 Congress Avenue, Suite 1850, Austin, TX 78701 on Wednesday, June 8, 2022 at 11:00 a.m. Central Daylight Time. We made this Proxy Statement available to stockholders beginning on April 29, 2022.

Record Date	April 21, 2022
Quorum	A majority of shares outstanding on the Record Date must be present in person or by proxy to constitute a quorum at the Annual Meeting. Abstentions and any broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.
Shares Outstanding	There were 31,321,010 shares of common stock outstanding as of April 21, 2022.
Inspector of Election	A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election.
Voting by Proxy	Stockholders of record on the Record Date may submit their proxy on the Internet, by phone, or by mail.
Appointment of Proxy Holders	The Board asks you to appoint Michael D. Hill and Kin Gill as your proxy holders to vote your shares at the Annual Meeting. You may make this appointment by voting the enclosed proxy card or by using one of the voting methods described below.
Voting Instructions; Voting at the Meeting
We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the meeting.
Stockholders can vote in person during the meeting. Stockholders of record (those whose shares are registered directly in their name with Upland’s transfer agent, Broadridge) who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial owners whose shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization and who attend the Annual Meeting in person must obtain a proxy from their broker, bank, or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Voting Instructions; Voting by Proxy	All shares represented by valid proxies received prior to the meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Voting Instructions; What Happens if no Voting Instructions are Provided
If, on the Record Date, your shares were held in an account at a brokerage firm or other agent, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting.
As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. If you do not provide instructions for voting the shares that you beneficially own, your custodian will not be permitted to vote your shares with respect to "non-discretionary" items, which includes all matters on the agenda other than the ratification of the appointment of the independent registered public accounting firm. This is generally referred to as a "broker non-vote."
We urge you to provide voting instructions to your broker or agent to vote your shares.
A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker or other agent.

Routine and Non-Routine Matters
Proposal One, the election of the Class II directors and Proposal Three, advisory vote on named executive officer compensation, are each considered non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and, therefore, broker non-votes may exist in connection with Proposals One and Three. Proposal Two, the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and, therefore, no broker non-votes are expected to exist in connection with Proposal Two.

Votes Required; Effect of Broker Non-Votes and Abstentions	Each holder of shares of our common stock outstanding on the Record Date is entitled to one vote for each share of common stock held as of the Record Date. With respect to Proposal One, the director nominees are elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Therefore, the two nominees receiving the most "FOR" votes will be elected as directors to serve until the third annual meeting of stockholders following their election. For Proposal One, stockholders may not cumulate votes in the election of the directors. Abstentions and broker non-votes will have no effect on the outcome of the vote. The ratification of our independent registered public accounting firm in Proposal Two requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will have the same effect as a vote "AGAINST" the proposal. Proposal Two is a routine matter and no broker non-votes are expected to exist in connection with Proposal Two. Proposal Three, the advisory vote to approve executive compensation, requires the approval of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. For purposes of Proposal Three, abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the same effect as a vote "AGAINST" the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because Proposal Three is an advisory vote, the result will not be binding on the Company or our Board. The Board, the Compensation Committee and/or another committee of the Board will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers and determining how often the Company should submit to the stockholders an advisory vote to approve the compensation of our named executive officers included in our proxy statement.
Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.
Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results at www.uplandsoftware.com and in a filing with the U.S. Securities and Exchange Commission (the "SEC") on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

Important
Please promptly vote and submit your proxy by signing, dating, and returning the enclosed proxy card in the postage-prepaid return envelope, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is comprised of five directors. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board is divided into three classes, the members of each of which serve for staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:
•the Class II directors are David D. May and Joe Ross, and their terms will expire at our annual meeting of stockholders to be held in 2022;
•the Class III director is John T. (Jack) McDonald, and his term will expire at our annual meeting of stockholders to be held in 2023; and
•the Class I directors are Stephen E. Courter and Teresa Miles Walsh, and their terms will expire at our annual meeting of stockholders to be held in 2024.
This year’s nominees for election to our Board as Class II directors are David D. May and Joe Ross. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted "FOR" the nominees. Mr. May and Mr. Ross are independent directors as determined by the Nominating and Governance Committee.
The nominees have been nominated by our Board upon the recommendation of the Nominating and Governance Committee. Certain biographical information about the nominees is set forth below, including the director's business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes, or skills that caused the Nominating and Governance Committee to recommend that the nominee should continue to serve on our Board. There are no family relationships among the nominees and any of our directors or executive officers.
David D. May joined our Board in June 2016 and was named Lead Independent Director in October 2017. He is a vice president of Luther King Capital Management, which he joined in August 2013. From January 2005 to August 2013, he was the co-founder and portfolio manager of Third Coast Capital Management, an Austin-based long-short equity hedge fund formed in 2004. From 1998 to 2003, Mr. May was a co-founder and Managing Partner of Ridgecrest Partners, a New York City-based hedge fund founded in 1998. From 1996 to 1998, Mr. May was a Partner at Ardsley Partners, a Connecticut-based hedge fund, where he served as an analyst and a portfolio manager. Prior to this, he was a Vice President at Luther King Capital Management and served as a portfolio manager for a broad range of investment portfolios and co-founded the LKCM Mutual Funds, serving as President of the Fund Group. Mr. May formerly sat on the Board of Perficient Inc. (Nasdaq: PRFT), an information technology consulting firm, where he served on the Audit Committee and was the Chair of the Compensation Committee. He has previously served on the boards of privately held companies and philanthropic organizations. Mr. May holds a B.A. in Business and an M.B.A. from Texas Christian University. He is a CFA charter holder.
We believe that Mr. May is qualified to serve as a member of our Board as a result of his experience as a director of publicly traded technology companies and his background in the institutional investment industry.
Joe Ross has served as a member of our Board since October 2017. Mr. Ross was President and Co-Founder of CSIDentity Corp., an identity theft protection company that he co-founded in 2006 and that is now owned by Experian. Prior to CSID, Mr. Ross was President/Co-founder of Grande Communications.  Mr. Ross serves on the board of Dell Children’s Medical Center Foundation and is a member of the Young President’s Organization. He also serves on the board of SKU, an accelerator program for market-validated consumer product goods companies, and is a Limited Partner at ATX Seed Ventures. Mr. Ross serves on the board of the Austin Technology Council, an association for Central Texas companies working in and around technology and life sciences.
We believe that Mr. Ross is qualified to serve as a member of our Board as a result of his experience as an executive at technology companies and, in particular, his experience in the cyber security area.
Vote Required
The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them will be elected as directors to serve until the third annual meeting following their election or until their successor, if any, is duly elected and qualified, or until their earlier death, resignation, or removal. Unless you otherwise instruct, proxies will be voted for election of the nominees who are listed above as the director nominees. The Company has no reason to believe that either nominee will be unable to serve, but in the event that a nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting the proxy may vote for the election of another person in accordance with their judgment.

Recommendation of the Board
The Board recommends that stockholders vote "FOR" the election of Mr. May and Mr. Ross.
DIRECTORS AND CORPORATE GOVERNANCE
Corporate Governance Highlights

Independence
•The Board currently has 5 members, 4 of whom are independent.
•There are three standing committees made up entirely of independent directors.
•Independent directors regularly meet without management present with the Lead Independent Director presiding.

Board Practices
•The Board and its standing committees perform self-evaluations on an annual basis.
•Each standing committee operates under a committee charter.
•The Board oversees risk management practices.
•The Board regularly receives information concerning, and provides input on, succession planning.
•The Board has adopted an insider trading policy, a related person policy, corporate governance guidelines, and a code of business conduct and ethics.

Leadership Structure •The Board leadership structure consists of a Chair, a Lead Independent Director and committee chairs.
Directors
The Nominating and Governance Committee of the Board and the Board believe the skills, qualities, attributes, and experience of its directors provide Upland with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving needs of Upland and represent the best interests of our stockholders. In the event the nominees for director are elected, following the Annual Meeting, our Board would consist of the following individuals:

Name	Position with Upland	Age as of the Annual Meeting	Director Since
Stephen E. Courter	Director	67	2014
David D. May	Lead Independent Director	59	2016
John T. (Jack) McDonald	Director, Chief Executive Officer and Chair	58	2010
Joe Ross	Director	53	2017
Teresa Miles Walsh	Director	58	2020
The following presents biographical information for each of our continuing directors listed above in the table, other than with respect to Mr. May and Mr. Ross whose information is on page 4. The biographical information includes the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes, or skills that caused the Nominating and Governance Committee to recommend that the director should serve on the Board.
John T. (Jack) McDonald founded the Company and has served as our Chief Executive Officer and Chair of our Board since our founding in July 2010. Prior to founding Upland in 2010, Mr. McDonald was Chief Executive Officer of Perficient, Inc. (Nasdaq: PRFT), an information technology consulting firm, from 1999 to 2009, and Chair from 2001 to 2010. Mr. McDonald started his career as an attorney with Skadden, Arps, Slate, Meagher & Flom LLP in New York, focusing on mergers and acquisitions and corporate finance, from 1987 to 1993. Mr. McDonald serves as a director and member of the Compensation Committee of BigCommerce Holdings, Inc. (Nasdaq: BIGC), having joined in August 2019. Mr. McDonald served as Chair of the Greater Austin Chamber of Commerce and as a member of the board of directors of a number of privately held companies and non-profit organizations. Mr. McDonald holds a B.A. in Economics from Fordham University and a J.D. from Fordham Law School.
We believe that Mr. McDonald is qualified to serve as a member of our Board because of his experience as our Chief Executive Officer and his background in the technology industry, including previously serving as Chair and Chief Executive Officer of a public technology company.

Stephen E. Courter has served as a member of our Board since September 2014. Mr. Courter is on the faculty of the McCombs School of Business, University of Texas at Austin, which he joined in August 2007, teaching courses in the Masters in Business Administration program and leading study abroad programs in Thailand, Vietnam, India, and Indonesia. Prior to joining the University of Texas at Austin, Mr. Courter served as Chief Executive Officer and board member of Broadwing Communications from 2006 to 2007. Previously, Mr. Courter served as Chair and Chief Executive Officer of Neon Communications from 2000 to 2006 and Chief Executive Officer of Enertel, a Dutch telecommunications company based in Rotterdam from 1998 to 2000. Mr. Courter currently serves on the board of directors of Cadiz Inc. (Nasdaq: CDZI), a land and water resource development company, which he joined in 2008. Mr. Courter holds a B.S. in Finance from The Pennsylvania State University and an M.B.A. from The George Washington University. Mr. Courter holds the rank of Major in the U.S. Army Reserves.
We believe Mr. Courter is qualified to serve as a member of our Board as a result of his experience in executive-level management positions at technology companies and the knowledge he gained from service on the boards of public and private companies.
Teresa Miles Walsh has served as member of our Board since March 2020. She founded Access Media Advisory Limited in the UK ("AMA"), a corporate advisory boutique focused on media sector clients, in 2003 and Access Media Advisory LLC in the US in 2008. She currently serves as chief executive officer of both. Ms. Walsh is also a limited partner and registered representative of Pickwick Capital Partners, LLC, a FINRA regulated broker dealer. In addition to her role as a board member and Audit Committee member of Upland Software, Ms. Walsh is an independent member of the board of directors and Chair of the Audit Committee of Forest Road Acquisition Corp (NYSE: FRX. U). From 1989 to 2002, Ms. Walsh held positions at Merrill Lynch including Vice Chair and Managing Director, European Telecommunications, Media and Technology (2002), Head of the European Media Investment Banking Group (1997-2002) and other investment banking roles in media, utilities and structured finance groups of the investment banking division at Merrill Lynch (1989-1997). Ms. Walsh received her M.B.A. with distinction in 1987 from the Fuqua School of Business at Duke University and has her B.A. in Economics, Magna Cum Laude, also from Duke University from which she graduated in 1985.
We believe Ms. Walsh is qualified to serve as a member of our Board as a result of her experience in the international business sector and with mergers and acquisition, as well as, her executive-level management positions with investment banking entities.
Director Qualifications and Information
Director Qualifications — The Board believes that individuals who serve on the Board should have demonstrated notable or significant achievements in business, education, or public service; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders. The following are qualifications, experience and skills for Board members which are important to our business and its future:
•Leadership Experience — We seek directors who demonstrate extraordinary leadership qualities. Strong leaders bring vision, strategic agility, diverse and global perspectives, and broad business insight to the company. They demonstrate practical management experience, skills for managing change, and deep knowledge of industries, geographies, and risk management strategies relevant to the company. They have experience in identifying and developing the current and future leaders of the company. The relevant leadership experience we seek includes a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the company; or a past or current senior managerial or advisory position with a highly visible nonprofit organization.
•Finance Experience — We believe that all directors should possess an understanding of finance and related reporting processes. We also seek directors who qualify as an "audit committee financial expert" as defined in the SEC’s rules for service on the Audit Committee.
•Business Experience — We seek directors who have relevant experience in businesses and markets that are relevant to our business and/or to the business of our customers. We value experience in our high priority areas, including mergers and acquisitions, corporate finance and public markets, SaaS and cloud based businesses, new or expanding businesses, customer segments or geographies, organic and inorganic growth strategies, and existing and new technologies; deep or unique understanding of the company’s business environments; and experience with, exposure to, or reputation among a broad subset of our customer base.

Director Qualifications Matrix — The Nominating and Governance Committee selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board. The committee has developed the following matrix outlining specific qualifications to ensure that the company’s directors bring to the Board a diversity of experience, background and perspective. The matrix allows the committee to identify areas of expertise and experience that may benefit the Board in the future as well as gaps in those areas that may arise as directors retire. The committee uses this information as part of its process for identifying and recommending new directors for the Board.

DIRECTOR QUALIFICATION MATRIX
	Leadership			Financial
	Technical Industry	Academic	Active/Recent CEO	Financial Literacy	Audit Committee Qualified Expert
Mr. Courter	X	X	X	X	X
Mr. May	X			X
Mr. McDonald	X		X	X
Mr. Ross	X			X
Ms. Walsh	X		X	X

Board Diversity — In August 2021, the SEC approved a Nasdaq Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new Nasdaq listing rules require all Nasdaq listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The Board Diversity Matrix below presents the Board’s diversity statistics in the format prescribed by the Nasdaq rules.

BOARD DIVERSITY MATRIX (as of April 29, 2022)

Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	3		1
Part II: Demographic Background
African-American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		4
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background	1
Board Corporate Governance Guidelines
Our Board maintains Corporate Governance Guidelines, which are intended to reflect our core values and provide the foundation for our governance and management systems and our interactions with others. A copy of those guidelines is posted on the investor relations portion of our website at https://investor.uplandsoftware.com/governance/governance-documents.
Structure of the Board of Directors
Our business and affairs are managed under the direction of our Board. As noted above, our Board currently consists of five members and is divided into three classes with staggered three-year terms.

We expect that any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our Board may have the effect of delaying or preventing changes in our control or management.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that our directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally at an election of directors. Our directors are elected by a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on the election of directors. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.
Director Independence
The Nasdaq Global Market listing standards require that a majority of the members of our Board qualify as "independent" as defined by those standards. In April 2022, our Board, following consultation with our Nominating and Governance Committee, undertook a review of the independence of the directors and nominees for director and considered whether any director or nominee has a material relationship with us that could compromise his or her ability to exercise judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that four of our five current directors, Messrs. Courter, May, and Ross and Ms. Walsh, are "independent directors" as defined under the applicable requirements of the Nasdaq Global Market listing standards and SEC rules and regulations. In making that determination, our Board considered whether each director and nominee has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Note from our Lead Independent Director
It is my privilege to serve as Upland’s Lead Independent Director, a role I have held since October 2017. I would like to share a few of the important ways our Board works to provide independent oversight of management as fiduciaries to you, our stockholders.
As Lead Independent Director, I work closely with our Chair and CEO, Jack McDonald, to facilitate continuous communication among management and the Board’s independent directors. Our Board currently has five members, four of whom are independent. It is important to Upland that we have significant input and guidance from independent directors.
Our Board and Upland’s management highly value the input of our independent directors. Mr. McDonald regularly communicates with our independent directors between meetings of our Board to ensure that they are informed and that the Company has the benefit of their input on a real-time basis.
Finally, our Board participates in an annual self-assessment process conducted by an outside third-party to ensure that the Board is well-functioning and that each director has the opportunity to anonymously communicate their thoughts on the Board’s operation for the prior year and to set goals for the coming year.
I thank you for your support and look forward to serving our stockholders interests as we move forward.

Sincerely,

David D. May
Lead Independent Director

Board Leadership and Lead Independent Director

The Chair of our Board is currently our Chief Executive Officer, John T. (Jack) McDonald. The Board believes that Mr. McDonald is best situated to serve as Chair because he has been with us since our founding, is the director most familiar with our business, and is best suited to lead the discussion and execution of our strategy.
We have adopted corporate governance guidelines that provide that one of our independent directors should serve as a lead independent director at any time when our Chief Executive Officer serves as the Chair of our Board, or if the Chair is otherwise not independent. Because Mr. McDonald is our Chair and Chief Executive Officer, our Board has appointed Mr. May to serve as lead independent director to preside over periodic meetings of our independent directors, serve as the liaison between our Chair and the independent directors, and perform additional duties as our Board may otherwise determine or delegate from time to time.
Committees of the Board of Directors
Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The current members of the committees are identified in the table below:

Director	Audit	Compensation	Nominating And Governance
Stephen E. Courter	Chair	Member	—
David D. May	Member	Chair	Chair
Joe Ross	—	—	Member
Teresa Miles Walsh	Member	—	—
The members of the committees following the Annual Meeting are expected to remain the same.
Audit Committee
Our Audit Committee is composed of Messrs. Courter and May and Ms. Walsh, with Mr. Courter serving as chair. Our Board has determined that each of Messrs. Courter and May and Ms. Walsh meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Nasdaq Global Market listing standards. Our Board has also determined that Mr. Courter qualifies as an "audit committee financial expert" within the meaning of SEC regulations.
The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered public accounting firm. Specific responsibilities of our Audit Committee include:
•evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;
•determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit and the independent registered public accounting firm’s assessment of our annual and quarterly financial statements and reports;
•reviewing with management and our independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;
•conferring with management and our independent registered public accounting firm regarding the scope, adequacy, and effectiveness of our internal control over financial reporting;
•establishing procedures for the receipt, retention, and treatment of any complaints we receive regarding accounting, internal accounting controls, or auditing matters;
•reviewing and approving related party transactions; and
•overseeing compliance with the requirements of the SEC and the Foreign Corrupt Practices Act.
The Audit Committee met 5 times in 2021.

Compensation Committee
Our Compensation Committee is composed of Messrs. May and Courter, with Mr. May serving as chair. Our Board has determined that each of Messrs. May and Courter is "independent" within the meaning of applicable Nasdaq Global Market listing standards, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code of 1986.
The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans, and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•determining the compensation and other terms of employment of our Chief Executive Officer and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•in consultation with the Chief Executive Officer, determining the compensation and other terms of employment of our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;
•evaluating, approving, and administering the compensation plans and programs advisable for us and evaluating and approving the modification or termination of existing plans and programs;
•reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and
•reviewing and recommending to our Board the compensation of our directors.
The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate, except that the Compensation Committee shall not delegate to a subcommittee any power or authority required by law, regulation, or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee also has the authority, in its sole discretion, to select and retain any compensation consultant to be used by the Company to assist with the execution of the Compensation Committee’s duties and responsibilities, or to engage independent counsel or other advisers as it deems necessary or appropriate to carry out its duties. The Compensation Committee currently retains the services of a compensation consultant, NFP Compensation Consulting ("NFP") (formerly Longnecker & Associates), and did so in the last fiscal year.
The Compensation Committee met 4 times in 2021.
Nominating and Governance Committee
Our Nominating and Governance Committee is composed of Messrs. May and Ross, with Mr. May serving as chair. Our Board has determined that each of Messrs. May and Ross are independent within the meaning of applicable Nasdaq Global Market listing standards.
The specific responsibilities of our Nominating and Governance Committee include:
•reviewing proposed changes to our certificate of incorporation and bylaws and making recommendations to the Board;
•overseeing compliance by the Board with applicable laws and regulations;
•identifying, reviewing, evaluating, and recommending for selection candidates for membership to our Board;
•reviewing, evaluating, and considering the recommendation for nomination of incumbent members of our Board for reelection to our Board and monitoring the size of our Board;
•considering the recommendation for nomination of candidates for election to our Board and proposals submitted by our stockholders; and
•reviewing the performance of our Board, recommending areas of improvement to our Board, and assessing the independence of members of our Board.
The Nominating and Governance Committee met 4 times in 2021.

Committee Charters
Our Audit Committee, Compensation Committee, and Nominating and Governance Committee operate under written charters adopted by the Board. These charters are posted on the "Investor Relations" page of our website, https://investor.uplandsoftware.com/governance/governance-documents.
Risk Oversight
Our business is subject to various types of risk, including business risks relating to our strategy, competitive position, operations and financial structure, technological risks, legal and compliance risks, and others. Management is responsible for the day-to-day management of risks we face, while our Board, as a whole and through its committees, oversees our risk management processes implemented by management and regularly reviews reports from members of senior management on areas of material risk. The committees of the Board are charged with overseeing certain types of risks. Our Audit Committee is responsible for overseeing the management of financial and operational risks, including cybersecurity risks. Our Compensation Committee is responsible for overseeing the management of risks relating to executive compensation. Our Nominating and Governance Committee is responsible for overseeing the management of risks relating to corporate governance. Our full Board regularly receives reports from each committee on the management of these risks and is charged with the management of all other risks.
Code of Business Conduct and Ethics
Our Board has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The code of business conduct and ethics, any amendments that may be adopted from time to time and any waivers of the requirements of the code of business conduct and ethics, are posted on the "Investor Relations" page of our website located at https://investor.uplandsoftware.com/governance/governance-documents. The information on our website is not part of this Proxy Statement.
Communications with the Board of Directors
The Board provides a process for stockholders to send communications to the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Secretary at 401 Congress Avenue, Suite 1850, Austin, Texas 78701, with a request to forward the communication to the intended recipient or recipients. Our Secretary monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board. Where the nature of a communication warrants, our Secretary may determine, in his judgment, to obtain the more immediate attention of the appropriate committee of the Board or non-management director, of independent advisers or of Company management, as our Secretary considers appropriate. Our Secretary reserves the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials, or to decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.
Director Nomination Procedures
The Nominating and Governance Committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The Nominating and Governance Committee will consider nominations made by stockholders. There are no differences in the manner in which the Nomination and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or whether the recommendation comes from another source. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit such stockholder’s recommendation in writing in accordance with the procedures described in the section of this Proxy Statement entitled "Other Matters—2021 Stockholder Proposals or Nominations" and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.
The Nominating and Governance Committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Governance Committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under Nasdaq rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills, and compatibility with the Board, and ability to complement the competency and skills of the other Board members.
The Nominating and Governance Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the Nominating and Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.
In performing its duties, the Nominating and Governance Committee may consult with internal or external legal counsel and expert advisers.
Board Meetings and Attendance
The Board held four meetings in 2021. During 2021, each member of the Board attended 100% or more of the aggregate of (i) the total number of Board meetings held during the period of such member’s service and (ii) the total number of meetings held by all Board committees on which such member served during the period of such member’s service. Directors are encouraged to attend our annual stockholder meetings. One Director attended the 2021 annual stockholder meeting.

DIRECTOR COMPENSATION
Standard Director Compensation Arrangements
Upland's non-employee director compensation policy is designed to provide appropriate amount and form of compensation to our non-employee directors.
The current annual retainer for non-employee Board members is $30,000. The lead independent director receives an additional annual retainer of $20,000. The table below reflects the current retainer fees payable to our board members. Members of our committees who are non-employee directors receive the following annual cash fees for Board committee service:

Committee	Chair Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	$12,000	$5,000
Nominating and Governance Committee	$7,500	$2,500
Our 2014 Equity Incentive Plan (the "2014 Plan") provides for the grant of non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares to employees, directors, and consultants. Each person who first becomes a non-employee director will be granted an initial award under the 2014 Plan.  The 2014 Plan allows the Compensation Committee of the Board, as plan administrator, to determine the type of award to be granted. Directors can choose to receive their grants in the form of restricted stock units or non-statutory stock options. The initial grant is valued at $125,000, granted as soon as practical after the date such person becomes a non-employee director. For continuing non-employee directors who have served on our Board for at least the preceding six months, each was granted, on a date shortly following the annual meeting of stockholders for 2021, an annual award with a value of $240,000. At the recommendation of our independent compensation consultant, for future years, the annual award will remain $240,000. The number of our non-employee directors is below the peer median of six and their aggregate compensation aligns with the median. Both the initial awards and annual awards of restricted stock units vest as to one-fourth of the shares quarterly beginning on the 3-month anniversary of the vesting commencement date and an annual award of non-statutory stock options vests as to one-twelfth of the shares on each monthly anniversary of the vesting commencement date, provided the participant continues as a director through such dates.

The number of shares of restricted stock units awarded is calculated based on the average closing price of the common stock for 30 days prior to the date of grant, as measured by the closing price of the common stock on the NASDAQ Stock Market.
The number of options awarded is determined by dividing (A) the grant value by (B) the value of an option on one share, determined using the Black-Scholes or other valuation method selected by the administrator, with the number of shares rounded up to the nearest whole share, on or about the date of grant. The term of these automatic option grants to non-employee directors will be 10 years or such earlier expiration date specified in the applicable award agreement.
Members of our Board are also reimbursed for actual expenses incurred in attending Board meetings, if any. The Compensation Committee, in consultation with our third party compensation consultants, periodically reviews our director compensation practices. The Compensation Committee believes that our director compensation is fair and appropriate in light of the responsibilities and obligations of our directors.
2021 Director Compensation
The following table presents information regarding the compensation earned or paid during 2021 to our non-employee directors who served on the Board during the year. Mr. McDonald, our sole employee director, does not receive compensation for his service as a member of the Board.

Name of Director	Fees Earned or Paid in Cash	Restricted Stock Units(1)	Stock Options	All Other Compensation	Total
Stephen E. Courter(2)	$55,000	$214,508	—	—	$269,508
David D. May(2)	$79,500	$214,508	—	—	$294,008
Joe Ross(2)	$32,500	$214,508	—	—	$247,008
Teresa Miles Walsh(2)	$40,000	$214,508	—	—	$254,508
(1)    The amounts reported in the column represent the grant date fair value of the annual director grants, computed in accordance with the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 718, Compensation—Stock Compensation, of the 6,051 restricted stock units granted on August 2, 2021.
(2)    The following table sets forth the number of unvested shares of restricted stock units and the number of shares underlying stock options held by each of the non-employee directors as of December 31, 2021.

Name of Director	Unvested Restricted Stock Units	Outstanding Option Awards
Stephen E. Courter	3,026	37,941
David D. May	3,026	24,809
Joe Ross	3,026	18,414
Teresa Miles Walsh	3,026	—

EXECUTIVE OFFICERS
The following sets forth certain information regarding our executive officers as of April 29, 2022. Additional information pertaining to Mr. McDonald, who is both an officer and a director of Upland, may be found in the section of this Proxy Statement entitled "Directors and Corporate Governance—Directors."
Rodney C. Favaron was appointed President in March 2021, after having served as Co-President, Chief Commercial Officer from March 2020 to March 2021. He served as a member of our Board from September 2014 until March 2020. Mr. Favaron served as President and Chief Executive Officer of Spredfast, Inc., a provider of social media marketing solutions, from February 2011 until October 2018. Prior to Spredfast, Mr. Favaron served as the Chair and Chief Executive Officer of Lombardi Software, a provider of business process management software, from June 2002 to January 2010. Prior to that, Mr. Favaron served as Chief Executive Officer of Mediaprise, Inc. from October 2000 to March 2002, Senior Vice President of Sales and Marketing at pcOrder.com from April 1998 to May 2000, and General Manager at Mentor Graphics Corporation from 1994 to 1998. Mr. Favaron also serves as Chair of the Board of Vyopta Incorporated. Mr. Favaron holds a B.S. in Industrial Engineering from Louisiana State University, and an M.B.A. from the University of Dallas Graduate School of Management.
Michael D. Hill has served as our Chief Financial Officer and Treasurer since our founding in July 2010. He also served as our Corporate Secretary from March 2015 to March 2019 and Assistant Secretary from July 2010 to March 2015. Prior to joining Upland, Mr. Hill served as Chief Financial Officer of Perficient, Inc. (Nasdaq: PRFT), an information technology consulting firm, from February 2004 to August 2006 and then as its Vice President, Strategic Finance from August 2006 to May 2007. Mr. Hill started his career with Ernst & Young, LLP in Austin, in the Assurance and Advisory Business Services practice, from 1991 to 1999. Mr. Hill holds a B.B.A. in Accounting from The University of Texas at Austin.
Kin Gill has served as our Executive Vice President, Chief Legal Officer and Secretary since March 2021. Mr. Gill previously served as our Senior Vice President, General Counsel and Secretary from March 2019 to March 2021 and as our Senior Vice President and General Counsel from July 2018 to March 2019. Prior to joining us, Mr. Gill served as Chief Legal Officer, General Counsel and Secretary at Bazaarvoice, Inc., from January 2015 to July 2018 and Deputy General Counsel at Bazaarvoice, Inc. from January 2013 to January 2015. Mr. Gill previously practiced corporate and securities law serving as a partner with Andrews Kurth LLP and Fish & Richardson, P.C. Mr. Gill holds a Bachelor of Accountancy from the University of Mississippi, an M.B.A. from the University of Mississippi and a J.D. from the University of Houston Law Center.

Our executive officers are appointed by and serve at the discretion of our Board.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 21, 2022, by:
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, on an as-converted basis;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 21, 2022 and restricted stock units vesting within 60 days of April 21, 2022 (not taking into account the withholding of shares of common stock to cover applicable taxes) as well as any unvested restricted stock awards. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
The percentage of shares beneficially owned shown in the table below is based upon 31,321,010 shares of common stock outstanding as of April 21, 2022.
Except as otherwise noted below, the address for persons listed in the table is c/o Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
5% or Greater Stockholders:
Marathon Asset Management Limited(1)	2,811,151	9.0%
Entities affiliated with BlackRock, Inc.(2)	1,857,864	5.9%

Named Executive Officers, Nominees and Directors:
John T. (Jack) McDonald(3)	1,538,321	4.9%
Rodney C. Favaron(4)	128,497	*
Michael D. Hill(5)	202,372	*
Kin Gill (6)	39,297	*
Stephen E. Courter(7)	58,975	*
David D. May(8)	85,600	*
Joe Ross(9)	56,313	*
Teresa Miles Walsh	13,844	*
All executive officers and directors as a group (8 persons)	2,427,678	7.7%
* Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)    Based on a Schedule 13G filed with the SEC on January 28, 2022. The address of Marathon Asset Management Limited is Orion House, 5 Upper St. Martin’s Lane, London, WC2H 9EA, UK.
(2)    Based on a Schedule 13G/A filed with the SEC on February 3, 2022 which reported that the beneficial ownership includes 1,857,864 shares held by BlackRock, Inc. ("BlackRock"), as the parent organization of BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., and BlackRock Investment Management (Australia) Limited. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)    Includes 153,738 shares held by National Financial Services as Cust FBO J. McDonald RRA. John T. McDonald may be deemed to indirectly beneficially own the shares held by National Financial Services as Cust FBO J. McDonald RRA. The address for National Financial Services as Cust FBO J. McDonald RRA is 499 Washington Blvd, Jersey City, NJ 07310. Does not include 119,894 shares issuable pursuant to unvested restricted stock units held by Mr. McDonald, 155,187 target number of performance base restricted stock units, and 125,000 shares held in a trust for the benefit of Mr. McDonald's children of which The Bryn Mawr Trust Company of Delaware is the trustee.
(4)    Does not include 225,002 shares issuable pursuant to unvested restricted stock units held by Mr. Favaron.
(5)    Includes 160,042 shares held by MDH Trust. Michael D. Hill may be deemed to indirectly beneficially own the shares held by MDH Trust. Does not include 102,500 shares issuable pursuant to unvested restricted stock units held by Mr. Hill.
(6)    Does not include 45,001 shares issuable pursuant to unvested restricted stock units held by Mr. Gill.
(7)    Includes 37,941 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 21, 2022.
(8)    Includes 24,809 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 21, 2022.
(9)    Includes 18,414 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days of April 21, 2022.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the reports furnished to the Company and written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2021, the Company’s officers, directors, and greater than ten percent owners timely filed all reports they were required to file under Section 16(a), except that a Form 4 filed on December 21, 2021 for Mr. McDonald, a Director and Chief Executive Officer and Chair, to report the withholding of 10,090 shares of common stock by the Company to satisfy income tax obligations arising as a result of the vesting of restricted stock units on December 16, 2021, was filed one day late due to an administrative error.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers, beneficial owners of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest, other than compensation, termination, and change of control arrangements that are described under the section titled "Executive Compensation" in this Proxy Statement or that were approved by our Compensation Committee. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
We are a party to two agreements, as detailed below, with companies controlled by ESW Capital LLC (“ESW”), a non-management investor in the Company which historically held more than 5% of the Company's capital stock. As of July 9, 2021, ESW’s ownership in Upland was reduced to 4.8% at which point DevFactory and Crossover (as hereinafter defined) were no longer considered related parties.
Technology Services Agreement
We receive outsourced software development, automated testing, and technology services from DevFactory FZ-LLC ("DevFactory") under an Amended & Restated Technology Services Agreement dated as of January 1, 2014, as subsequently amended (the "Technology Services Agreement"). On March 28, 2017, the Company and DevFactory executed an amendment to the Technology Services Agreement to extend the initial term through December 31, 2021.  Additionally, the Company amended the option for either party to renew annually for one additional year. The effective date of the amendment was January 1, 2017. DevFactory is an affiliate of ESW Capital LLC ("ESW"), which held more than 5% of our capital stock through July 8, 2021. As of July 9, 2021, ESW’s ownership in the Company’s capital stock was reduced to 4.8%. DevFactory earned approximately $9.6 million for such services pursuant to the terms of the Technology Services Agreement in 2021. Pursuant to our letter agreement with DevFactory, our purchase commitment amount for software development services under the contract will be equal to the prior year purchase commitment, adjusted by the percentage change in total revenue for the prior year as compared to the preceding year.
Crossover Services Agreement
During year 2021, we purchased approximately $4.0 million in services from Crossover Markets, Inc. ("Crossover"), a company controlled by ESW. As described above, ESW’s ownership in the Company’s capital stock was reduced to 4.8%, as of July 9, 2021. Crossover provides a proprietary technology system to help us identify, screen, select, assign, and connect with necessary resources from time to time to perform technology software development and other services throughout the Company, and track productivity of such resources.
General & Administrative Services Agreement
The Company previously had an arrangement with Visionael Corporation ("Visionael") to provide general back office services to Visionael. Mr. McDonald, our Chief Executive Officer and Chair of our Board and a beneficial owner of more than 5% of our capital stock, beneficially holds an approximate 26.18% interest in Visionael. Visionael ceased operations effective July 31, 2021 and the Company did not receive any fees or pay advances to Visionael during the year ended December 31, 2021.

In connection with our arrangement with Visionael, we have provided advances to Visionael to help cover short term working capital needs. As of December 31, 2021 and December 31, 2020 advances to Visionael included in “Prepaid and other” on the Company’s consolidated balance sheets included in our Annual Report on Form 10-K filed with the SEC on February 24, 2022 totaled $0.0 million and $0.4 million, respectively, net of allowance for credit losses of $0.4 million and $0.3 million, respectively, against the remaining outstanding balance.
Other
For a description of other relationships we have with our directors and executive officers, see the sections titled "Directors and Corporate Governance-Director Compensation" and "Executive Compensation" in this proxy statement. In 2021, we made no related party transactions, as described in this section, pursuant to (i) any directors and officers insurance policies, (ii) Upland's articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Upland's Board of directors, such as indemnification agreements.
Policies and Procedures for Related Party Transactions
On an annual basis, we require each officer and director to complete a questionnaire that solicits information in regards to various matters, including but not limited to,
•other directorships;
•beneficial reporting compliance;
•involvement in certain legal proceedings;
•injunctions or limitations as to engaging in certain activities and information regarding any transactions with related persons such as: any family relationships to any director, executive officer or nominee of the Company;
•any direct or immediate family member material interest in any actual or proposed material transaction to which the Company was or is to be a party; and
•other certain business relationships and transactions with clients that create or appear to create a conflict of interest.
This questionnaire is completed in conjunction with our filing of our annual proxy statement. In addition, our directors, officers and employees are required to comply with our written Code of Business Conduct and Ethics (our "Code of Conduct") and Related Party Transaction Policy ("RPT Policy"), which require that they perform their duties and exercise judgment on behalf of the Company without influence or impairment, or the appearance of impairment, due to any activity, interest or relationship that arises outside of the Company. Furthermore, Company’s directors, officers and employees have a duty to avoid all relationships that are or might be conflicts of interest or otherwise comprise the integrity of our business. Our Code of Conduct and RPT Policy require that any time a director, officer or employee believes a conflict of interest could exist, including due to a potential transaction with a related person, he or she should immediately report the situation.
Our Code of Conduct and RPT Policy serve as our policies with respect to transactions with related persons. Any transactions with related persons, as defined by SEC rules and regulations, are subject to limitations on conflicts of interest contained in our Code of Conduct and RPT Policy, and are generally discouraged by us. To the extent any such transactions are proposed, they are subject to the approval by the Audit Committee in accordance with the Audit Committee’s charter. Further, any approved transactions with related persons must be conducted in such a way that no preferential treatment is given to that business.
The related party transactions described in this section predated our adoption of our Code of Conduct and RPT Policy and were not subject to the approval and review procedures set forth in the Code of Conduct. All future related party transactions will be subject to such policies.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section explains how our executive compensation program is designed and operates with respect to our named executive officers ("NEOs") listed in the 2021 Summary Compensation Table below. Our NEOs consist of individuals who served, during 2021, as our principal executive officer, our principal financial officer and the other individuals who served as executive officers during 2021. Our NEOs in 2021 were:

Name	Office
John T. (Jack) McDonald	Chief Executive Officer and Chair of the Board
Rodney C. Favaron	President(1)
Michael D. Hill	Chief Financial Officer and Treasurer
Kin Gill	EVP, Chief Legal Officer and Secretary
(1)    From March 1, 2020 to December 31, 2020, Mr. Favaron served as our co-President & Chief Commercial Officer. Mr. Favaron became our President on March 2, 2021.

Executive Summary
Our business philosophy is to build long-term value through the efficient allocation of capital. Upland implements this philosophy with market leading innovation and acquisitions to grow revenue, Adjusted EBITDA and cash flow per share. Our executive compensation philosophy is focused on pay for performance through Adjusted EBITDA growth, both organically and through acquisitions, that drives TSR and aligns our NEOs with stakeholders.

2021 CEO Pay

	2021		2020
Reported Earned Base Salary	$325,000		$325,000
Reported Earned Bonus	$446,404		$266,013
Target LTI Value	$6,000,000	(1)	$5,500,000	(2)
Total	$6,771,404		$6,091,013
(1)    This represents the intended grant delivery value of 61,437 RSUs and 61,437 PSUs, as approved by the Compensation Committee using the closing stock price on February 22, 2021. The actual grant date value of these shares, and total direct compensation, is included in the Summary Compensation Tables, below, and is based on the fair market value of Upland's stock on the date of grant.
(2)    This represents the intended grant delivery value of 66,297 RSUs and 66,297 PSUs, as approved by the Compensation Committee using the closing stock price on February 24, 2020. The actual grant date value of these shares, and total direct compensation, is included in the Summary Compensation Tables, below, and is based on the fair market value of Upland's stock on the date of grant.

Our Compensation Program Benefits Our Stockholders

What We Do	What We Do Not Do
☑ Rigorous, objective performance goals with aggressive bonus targets	☒ No “golden parachute” gross-ups
☑ Limited perquisites	☒ No hedging/pledging/short sales of company stock
☑ Competitive stock ownership guidelines	☒ No options/SARs granted below FMV
☑ Clawback policy covering performance-based incentive awards	☒ No repricing of options without stockholder approval
☑ Double-trigger and Retention-oriented CIC provisions	☒ No excessive severance
☑ Independent compensation consultant and Board Compensation Committee	☒No guaranteed salary increases, bonuses, or long-term incentive awards
☑ Annual risk assessment of compensation policies and programs

Considering Our Stockholders
Based on input from our compensation consultants, for 2021 we granted 50% of Mr. McDonald’s long-term incentives in performance-based restricted stocks units. We believe this is consistent with our philosophy of pay for performance.
Compensation Philosophy
Pay for Performance
We compensate our NEOs for achievement of short term and long term financial and operating goals and have modest base salaries and competitive severance, limited perks and no deferred compensation, pensions or gross ups.
Attract, Develop and Retain Key Talent
Our compensation program is designed to attract top tier executives with proper expertise and experience to continue driving our strategic initiatives while being flexible enough to adapt to economic, social and regulatory changes all while taking into account the compensation programs of our peer companies.
Stockholder Alignment
Our compensation program aligns the interest of our executives with the interest of stockholders by tying a significant portion of total compensation to the creation of long-term stockholder value through performance-based awards that are "at-risk".
Compensation Components
Upland establishes total direct compensation for NEOs consisting of the following components:

•Base Salary: A market salary at the low end of the competitive range that sufficiently covers a fixed income component the employee can rely on. The fixed salary is set at a level that provides the ability to attract talent and promote long-term retention while allowing Upland to maintain conservative fixed general and administrative expense levels.
•Performance Bonus: The bonus plans are tied to quantitative performance objectives set annually by management and approved by the Compensation Committee. Bonus objectives are set to support growth in Adjusted EBITDA resulting from increases in operating revenue and the achievement of scale with respect to operating expenses and the addition of Adjusted EBITDA through new acquisitions during the year. Additionally, the Compensation Committee has the ability to apply positive and negative discretion to modify performance-bonus payments.
•Equity Awards: A compensation tool that rewards employees for longer service and TSR growth. Equity Award compensation ensures retention of key executives by using longer-term vesting periods and helps maximize our return to stockholders through executive alignment.
In 2021, 50% of the awards made to Mr. McDonald were performance based restricted stock units the vesting of which is based on absolute TSR growth over an 18-month period. We believe this change is consistent with our philosophy of pay for performance.
The charts below show the ratio of compensation components for each NEO.

FISCAL 2021 COMPENSATION
The main elements of our executive compensation program include: (1) base salary, (2) performance bonus, and (3) equity awards. We describe each of these elements below and explain what we paid in 2021 and why.
Base Salary
The Compensation Committee has not approved increases in the base salaries of our NEOs since 2017. The chart below outlines each named executive officer's current base salary. Each of the named executive officer's base salaries are below the market 25th percentile of our peer group.

Base Salary
Mr. McDonald	$325,000
Mr. Favaron	$325,000
Mr. Hill	$270,000
Mr. Gill	$260,000
Corporate and M&A Bonus Program
The named executive officers are awarded cash bonuses which are comprised of two components—awards under our Corporate Bonus Plan, which are tied to operating performance, and awards under our M&A Bonus Plan, which are tied to the execution of our acquisition strategy. The chart below detail the bonus plan strategy for our NEOs.

	Target Bonus Percent of Base Salary	Bonus Attributable to Corporate Bonus Plan	Percentage Attributable to M&A Bonus Plan
Mr. McDonald	200%	25%	75%
Mr. Favaron	100%	50%	50%
Mr. Hill	125%	50%	50%
Mr. Gill	50%	50%	50%
The determination of bonus payments is based on various targets and factors. Annual incentive targets are an integral component of compensation that link and reinforce executive decision making and performance with the annual objectives of the Company. The Board has the discretion to determine the appropriate performance criteria, which are objective and established in writing during the first quarter of each year. Typically, in the case of the Corporate Bonus Plan, these targets include Adjusted EBITDA totals and Adjusted EBITDA margin percentages that must be met each quarter and, in the case of the M&A Bonus Plan, these targets include the total amount of annual Adjusted EBITDA attributable to companies acquired during the year. These targets are discussed and agreed upon by the Board and management during the Company’s annual planning process. In addition, the targets under the Corporate Bonus Plan are updated and increased by the Board each time we complete an acquisition. The Compensation Committee may also adjust targets following the occurrence of material changes to our business.

The form and structure of all bonuses paid to the Company’s named executive officers must be approved by the Compensation Committee. Bonus payments are offered to reward management for implementing and monitoring the objectives of the Company in line with the Company’s financial and operational goals.
For 2021 we set a Corporate Bonus Plan target approximately 3% lower than our 2020 Adjusted EBITDA actual results. We did not achieve the target or any multiplier during 2021. For the M&A Bonus Plan, for 2021 we set a target 127% higher than our 2020 results and our 2021 results produced a multiplier for this plan of 92%. Set forth below are the target and actual bonus payments to our named executive officers.

	2021 Bonus Targets			2021 Bonus Actuals
	Corporate Bonus	M&A Bonus	Total	Corporate Bonus	M&A Bonus	Total
Mr. McDonald	$162,500	$487,500	$650,000	$—	$446,404	$446,404
Mr. Favaron	$162,500	$162,500	$325,000	$—	$148,801	$148,801
Mr. Hill	$168,750	$168,750	$337,500	$—	$154,524	$154,524
Mr. Gill	$65,000	$65,000	$130,000	$—	$59,521	$59,521
Equity Awards
In 2021, we awarded the following number of RSUs and PSUs to our NEOs based on our TSR growth and the recommendation of our independent compensation consultant:

	RSUs	PSUs
Mr. McDonald	61,437	61,437
Mr. Favaron	150,000	—
Mr. Hill	67,500	—
Mr. Gill	27,500	—
For Mr. McDonald, Mr. Favaron, and Mr. Hill, the RSUs vest quarterly starting on March 16, 2021 and ending on December 16, 2023, assuming the named executive officer continues to be an employee. For Mr. Gill, the RSUs vest: (i) 29.56% of the shares vest on the 8-month anniversary of March 16, 2021; (ii) 12.10% of the shares vest on the 12-month anniversary of March 16, 2021; and (iii) the remaining units vest in seven equal quarterly installments starting on June 16, 2022 and ending on December 16, 2023, assuming the named executive officer continues to be an employee. For Mr. McDonald's PSUs, 0% to 300% of these TSR performance PSUs may vest on June 30, 2022 based on the Company's total stockholder return ("TSR") for the 18-month period ending June 30, 2022. The percentage of TSR Performance PSUs that may vest will be (a) 0% if TSR is below 5.0%; (b) 50% if TSR is at least equal to 5%; (c) 100% if TSR is at least equal to 10%; and (d) 300% if TSR is 20% or greater. If TSR is between 5% and 10% or between 10% and 20%, the percentage of TSR Performance RSUs that may vest is determined using linear interpolation to calculate the actual earned RSUs.
Other Perquisites and Benefits
We provided limited perquisites to our NEOs that do not exceed the disclosure threshold. We have a 401(k) plan (with no employer match) and no deferred compensation plan for executives. Our employment agreements with the NEOs are disclosed in the section titled "Executive Employment and Other Arrangements."
Compensation Governance Components
Compensation Governance Provisions
The following policies and the chart below align management and stockholder interests, and mitigate any potential incentive for management to take inappropriate risks:
•Stock Ownership Policy: In April of 2020, we adopted a stock ownership policy under which our NEOs are expected to acquire and hold shares of our common stock with a market value equal to a multiple of their respective base salaries, as indicated in the table below, within seven years of service in their position or from the date of adoption of this policy. Our stock ownership policy more closely aligns the interests of our NEOs with the interests of our stockholders and exposes our NEOs to downside equity performance risk.

Position	Multiple of Salary	Years of Service
CEO	6	7
Other named executive officers	4	7
As of April 21, 2022, all of our NEOs were in compliance with our stock ownership requirements.
•Insider Trading Policy: This policy is distributed to all employees, directors and contractors. All employees, directors and contractors are blocked from selling during predetermined closed selling periods. In addition, executive officers and directors are required to obtain pre-clearance from the Company’s general counsel prior to making any trades or entering into any 10b5-1 trading plans.
•Hedging and Pledging: All executive officers, directors, and certain employees are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost dollars, exchange funds, and forward sale contracts) involving our securities under our Insider Trading Policy.
•Claw-backs: The Compensation Committee adopted a policy in April 2020 to recoup compensation if our financial statements must be restated due to an executive officer’s intentional misconduct or gross negligent conduct. Under the policy, the Compensation Committee may in its discretion to the extent permitted by applicable law, require a named executive officer to reimburse or forfeit to us the excess incentive compensation (whether cash- or equity-based) such officer received during the three fiscal years preceding the year the restatement is determined to be required relative to an applicable restated performance measure or target. In addition, our CEO must repay certain bonus and incentive- or equity-based compensation he receives if we are required to restate our financial statements as a result of his misconduct consistent with Section 304 of the Sarbanes-Oxley Act of 2002.
Compensation Program Risk Management
Our Board of Directors and the Compensation Committee are required to assess whether our compensation policies and practices and, in particular, our performance-based compensation practices, encourage executive officers or other employees to take unnecessary or unreasonable risks that could threaten the long-term value of the Company or that are reasonably likely to have a material adverse effect on the Company. Management believes that our practices adequately manage this risk because:
•our executive compensation is benchmarked by our independent compensation consultant relative to our peers and the external marketplace in which we compete for talent;
•the primary criteria we use for performance compensation components are "bottom line" measures such as Adjusted EBITDA, which we believe are less susceptible to manipulation for short-term gain than "top line" measures;
•our cash bonus plan preserves discretion to permit the Committee to elect not to pay otherwise achieved bonus amounts for any reason;
•a meaningful component of compensation is provided through equity grants with extended vesting periods designed to ensure that our executives value and focus on the Company’s long-term performance;
•NEOs have equity positions in Upland and are subject to stock ownership policies, which we believe increases their focus on long-term stockholder value; and
•executive incentive compensation is subject to our "claw-back" policy.
Compensation Process
The Compensation Committee begins its process of deciding how to compensate Upland’s NEOs by considering the competitive market data provided by NFP, the Compensation Committee’s independent compensation consultant, and the Company’s Human Resources Department. The Compensation Committee engaged NFP, their independent consultant, to provide advice and recommendations on competitive market practices and specific compensation decisions.

Peer Selection Methodology, Rationale and Comparison
Upland’s peer group is reviewed annually by NFP using a defined methodology that identifies companies with attributes reasonably and objectively similar to Upland in terms of industry, industry profile, size, and market capitalization to revenue ratio, profit margins and external perception by stockholders. Below outlines the recommended and approved peer companies recommended by NFP that was utilized in evaluation and discussing 2021 compensation decisions and actions:

Peer Group Symbol	Peer Group Name
EPAY	Bottomline Technologies (de), Inc.
EGHT	8X8, Inc.
QADA	QAD Inc.
BNFT	Benefitfocus, Inc.
WK	Workiva Inc.
YEXT	Yext, Inc.
LPSN	LivePerson, Inc.
SPSC	SPS Commerce, Inc.
PRO	PROS Holdings, Inc.
AGYS	Agilsys, Inc.
ZIXI	Zix Corporation
MODN	Model N, Inc.
How We Use Our Peer Group
The positions of our NEOs are compared to their counterpart positions in our peer group, and the compensation levels for comparable positions in that peer group are examined for guidance in determining:
•base salaries;
•performance bonuses; and
•the amount and mix of long-term, equity-based incentive awards.
The Compensation Committee establishes base salaries, variable cash incentive awards, and long-term, equity-based incentive awards on a case-by-case basis for each named executive officer taking into account, among other things, individual and company performance, role expertise and experience and the competitive market, advancement potential, recruiting needs, internal equity, retention requirements, unrealized equity gains, succession planning and best compensation governance practices. The Compensation Committee does not tie individual compensation to specific target percentiles.
Making Decision and Policies
The Compensation Committee may occasionally seek input and recommendations from the CEO and Upland’s Human Resource group, but makes all executive compensation and benefits determinations without delegation. Our CEO also does not participate in determinations with respect to his own compensation. NFP provides the Compensation Committee assistance in satisfying its duties, but NFP will not undertake a project for management except at the request of the Compensation Committee chair, in the capacity of the Compensation Committee’s agent, and where such a project is in direct support of the Compensation Committee’s charter. The Compensation Committee assessed the independence of NFP in 2021, taking into consideration applicable SEC rules and regulations, and Nasdaq independence factors regarding advisor independence, and believes that there are no conflicts of interest. The major topics covered at each Compensation Committee meeting are reported to the Board of Directors.
Tax Implications
The Company considers the effects of Section 162(m) of the Internal Revenue Code, which generally disallows the tax deduction for compensation in excess of $1 million for certain covered individuals. The Committee believes that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore the Committee has approved salaries and other awards for executive officers that were not fully deductible because of Section 162(m) and, in light of the repeal of the performance-based compensation exception to Section 162(m), expects in the future to approve additional compensation that is not deductible for income tax purposes.

Compensation Committee Report
The Committee has reviewed and discussed the Compensation Discussion and Analysis, included elsewhere in this proxy statement, with management, and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Upland’s Annual Report on Form 10-K.
Submitted by the Compensation Committee of the Board of Directors:
David D. May (Chair)
Stephen E. Courter

Compensation Committee Interlocks and Insider Participation
The following directors served on the Compensation Committee during 2021: David D. May and Stephen E. Courter, none of whom (i) were a Company officer or employee during 2021, (ii) were formerly a Company officer, or (iii) had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2021, none of our executive officers served as a member of a board of directors or as a member of a Compensation Committee of any entity that has one or more executive officers serving as a member on our Board or any committee of our Board.
2021 Summary Compensation Table
The following table provides information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2021, 2020 and 2019 by our named executive officers. Mr. Favaron resigned as non-employee director and was appointed co-President in March 2020, and the amounts below reflect only the amounts earned as an executive officer. Mr. Gill became an executive officer in March 2021 and the table below reflects only the amounts earned as an executive officer.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John T. (Jack) McDonald	2021	$325,000	—	$8,319,184	$446,404	(2)	—		$9,090,588
Chief Executive Officer and Chair	2020	$325,000	—	$8,035,196	$266,013	(2)	—		$8,626,209
	2019	$325,000	—	$6,183,000	$1,056,250	(2)	—		$7,564,250

Rodney C. Favaron	2021	$325,000	—	$7,327,500	$148,801	(3)	—		$7,801,301
President	2020	$270,833	—	$5,836,500	$99,403	(3)	6,250	(6)	$6,212,986

Michael D. Hill	2021	$270,000	—	$3,297,375	$154,524	(4)	—		$3,721,899
Chief Financial Officer and Treasurer	2020	$270,000	—	$3,111,000	$124,369	(4)	—		$3,505,369
	2019	$270,000	—	$2,576,250	$421,875	(4)	—		$3,268,125

Kin Gill	2021	$260,000	—	$1,343,375	$59,521	(5)	—		$1,662,896
EVP, Chief Legal Officer and Secretary

(1)    The amounts reported in the “Stock Awards” column do not reflect compensation actually received by the named executive officer but represent the aggregate grant date fair value computed in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). The valuation assumptions used in determining such amounts are described in “Note 2—Summary of Significant Accounting Policies” and “Note 12—Stockholder’s Equity” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 24, 2022.
(2)    The amount reported for 2021 reflects zero earned under our 2021 corporate bonus plan and $446,404 earned under our 2021 M&A bonus plan. The amount reported for 2020 reflects $46,638 earned under our 2020 corporate bonus plan and $219,375 earned under our 2020 M&A bonus plan. The amount reported for 2019 reflects $81,250 earned under our 2019 corporate bonus plan and $975,000 earned under our 2019 M&A Bonus plan.
(3)    The amount reported for 2021 reflects zero earned under our 2021 corporate bonus plan and $148,801 earned under our 2021 M&A bonus plan. The amount reported for 2020 reflects $38,709 earned under our 2020 corporate bonus plan and $60,694 earned under our 2020 M&A bonus plan.
(4)    The amount reported for 2021 reflects zero earned under our 2021 corporate bonus plan and $154,524 earned under our 2021 M&A bonus plan. The amount reported for 2020 reflects $48,431 earned under our 2020 corporate bonus plan and $75,938 earned under our 2020 M&A bonus plan. The amount reported for 2019 reflects $84,375 earned under our 2019 corporate bonus plan and $337,500 earned under our 2019 M&A Bonus plan.
(5)    Mr. Gill became our EVP, Chief Legal Officer and Secretary in March 2021. The amount reported for 2021 reflects zero earned under our 2021 corporate bonus plan and $59,521 earned under our 2021 M&A bonus plan.
(6)    This amount represents Mr. Favaron’s cash director fees paid before his resignation from the Board and appointment as an Executive Officer. No other compensation was paid to Mr. Favaron for his service as a director in 2020.

Grant of Plan-Based Award Table for the Fiscal Year 2021
The following table presents, for each of our named executive officers, information concerning each grant of cash or equity award made during fiscal year 2021. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John T. (Jack) McDonald	02/22/2021		$650,000
	02/22/2021				61,437	(3)	$5,317,987
	02/22/2021				61,437	(4)	$3,001,197

Rodney C. Favaron	02/22/2021		$325,000
	02/22/2021				150,000	(4)	$7,327,500

Michael D. Hill	02/22/2021		$337,500
	02/22/2021				67,500	(4)	$3,297,375

Kin Gill	02/22/2021		$130,000
	02/22/2021				27,500	(5)	$1,343,375
(1)    The amounts reported represent the formulaic performance-based incentive cash awards each named executive officer could earn pursuant to our Corporate Bonus Plan and M&A Bonus Plan for 2021 (the "2021 Bonus Plans"). The 2021 Bonus Plans did not contain threshold and maximum values. For Mr. McDonald, his target bonus in calculated by multiplying 200% by his annual base salary in effect during fiscal 2021 25% of his bonus was attributable to the Corporate Bonus Plan and 75% was attributable to the M&A Bonus Plan. For Mr. Favaron his target bonus is calculated by multiplying 100% by his annual base salary in effect for 2021. For Mr. Hill, his target bonus is calculated by multiplying 125% by his annual base salary in effect during 2021. For Mr. Gill, his target bonus is calculated by multiplying 50% by his annual base salary in effect during 2021. For Mr. Favaron, Mr. Hill and Mr. Gill, 50% of their bonus was attributable to the Corporate Bonus Plan and 50% was attributable to the M&A Bonus Plan. For more information on the 2021 Bonus Plans and actual amounts earned see the Compensation Discussion and Analysis above.
(2)    The grant date fair value of restricted stock unit awards is determined in accordance with ASC 718,Compensation—Stock Compensation, without regard to estimated forfeitures. The valuation assumptions used in determining such amounts are described in “Note 2—Summary of Significant Accounting Policies” and “Note 12—Stockholder’s Equity” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on February 24, 2022. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
(3)    The amount reported reflects the target number shares of common stock underlying the PSU award granted to Mr. McDonald in 2021 under the Upland Software, Inc., 2014 Equity Incentive Plan. 0% to 300% of these TSR performance PSUs may vest on June 30, 2022 based on the Company's TSR for the 18-month period ending June 30, 2022. The percentage of TSR Performance PSUs that may vest will be (a) 0% if TSR is below 5%; (b) 50% if TSR is 5%; (c) 100% if TSR is 10%; and (d) 300% if TSR is 20% or greater. If TSR is between 5% and 10% or between 10% and 20%, the percentage of TSR Performance RSUs that may vest is determined using linear interpolation, provided the named executive officer continues to be a service provider to the Company on the applicable date.
(4)    The amounts reported reflect shares of common stock underlying RSU awards granted in 2021 under the Upland Software, Inc. 2014 Equity Incentive Plan. The RSU awards vest in twelve equal quarterly installments, provided the named executive officer continues to be a service provider to the Company on the applicable date.
(5)    The amount reported reflects shares of common stock underlying an RSU award granted under the Upland Software, Inc. 2014 Equity Incentive Plan. The RSU award vests as follows: (i) 29.56% of the shares vest on the 8-month anniversary of March 16, 2021; (ii) 12.10% of the shares vest on the 12-month anniversary of March 16, 2021; and (iii) the remaining units vest in seven equal quarterly installments starting on June 16, 2022 and ending on December 16, 2023, provided the named executive officer continues to be a service provider to the Company on the applicable date.

2021 Outstanding Equity Awards At Fiscal Year-End
The following table provides information about outstanding equity awards held by each of our named executive officers at December 31, 2021.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Name	Exercisable	Unexercisable
John T. (Jack) McDonald					22,099	(2)	$396,456
					40,958	(3)	$734,787
					61,437	(4)	$1,102,180

Rodney C. Favaron		0			50,003	(5)	$897,054
					100,000	(6)	$1,794,000

Michael D. Hill					25,000	(7)	$448,500
					45,000	(8)	$807,300

Kin Gill					8,334	(9)	$149,512
					19,370	(10)	$347,498

(1)    Market value calculated using the closing price of our common stock as of December 31, 2021 of $17.94.
(2)    Represents the remaining unvested RSUs of an original award of 66,297 RSUs that vest pursuant pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2020 and ending on December 16, 2022, subject to Mr. McDonald continuing to be a service provider to the Company on each applicable date.
(3)    Represents the remaining unvested RSUs of an original award of 61,437 RSUs that vest pursuant pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2021 and ending on December 16, 2023, subject to Mr. McDonald continuing to be a service provider to the Company on each applicable date.
(4)    Represents the target number of unvested PSUs. 0% to 300% of these TSR performance PSUs may vest on June 30, 2022 based on the Company's TSR for the 18-month period ending June 30, 2022. The percentage of TSR Performance PSUs that may vest will be (a) 0% if TSR is below 5%; (b) 50% if TSR is 5%; (c) 100% if TSR is 10%; and (d) 300% if TSR is 20% or greater. If TSR is between 5% and 10% or between 10% and 20%, the percentage of TSR Performance RSUs that may vest is determined using linear interpolation, provided the Mr. McDonald continues to be a service provider to the Company on the applicable date.
(5)    Represents the remaining unvested RSUs of an original award of 150,000 RSUs that vest pursuant to the following vesting schedule: 33.33% on December 16, 2020 and then eight equal quarterly installments starting on March 16, 2021 and ending on December 16, 2022, subject to Mr. Favaron continuing to be a service provider to the Company on each applicable vesting date.
(6)    Represents the remaining unvested RSUs of an original award of 150,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2021 and ending on December 16, 2023, subject to Mr. Favaron continuing to be a service provider to the Company on each applicable vesting date.
(7)    Represents the remaining RSUs of an original award of 75,000 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2020 and ending on December 16, 2022, subject to Mr. Hill continuing to be a service provider to the Company on each applicable date.
(8)    Represents the remaining RSUs of an original award of 67,500 RSUs that vest pursuant to the following vesting schedule: twelve equal quarterly installments starting on March 16, 2021 and ending on December 16, 2023, subject to Mr. Hill continuing to be a service provider to he Company on each applicable date.
(9)    Represents the remaining RSUs of an original award of 25,000 RSUs that vest pursuant to the following vesting schedule: three equal annual installments starting on December 16, 2019 and ending on December 16, 2022, subject to Mr. Gill continuing to be a service provider to the Company on each applicable date.
(10)    Represents the remaining RSUs of an original award of 27,500 RSUs that vest pursuant to the following vesting schedule: (i) 29.56% of the shares vest on the 8-month anniversary of March 16, 2021; (ii) 12.10% of the shares vest on the 12-month anniversary of March 16, 2021; and (iii) the remaining units vest in seven equal quarterly installments starting on June 16, 2022 and ending on December 16, 2023, subject to Mr. Gill continuing to be a service provider to the Company on each applicable date.
Option Exercises and Restricted Stock or Restricted Stock Unit Vesting During Fiscal Year 2021
The following table sets forth certain information with respect to the exercise of stock options and the vesting of restricted stock or restricted stock units awards held by our named executive officer in fiscal year 2021.

	Option Awards		Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. (Jack) McDonald	—	—	237,923	$9,310,072
Rodney C. Favaron	6,525	$176,762	100,002	$3,644,060
Michael D. Hill	—	—	72,500	$2,641,900
Kin Gill	—	—	33,131	$848,341

Executive Employment and Other Arrangements
A summary of our current at-will employment agreements with our named executive officers and other arrangements with our named executive officers providing for potential employment termination-based compensation is set forth below.
John T. (Jack) McDonald. Mr. McDonald is party to an employment agreement with us dated March 28, 2017, as amended on March 13, 2019 and on November 12, 2020. This employment agreement has no specific term and constitutes at-will employment. Mr. McDonald’s employment agreement provides for a base salary of $325,000, which is his current salary rate, subject to annual review and adjustment by Board. Mr. McDonald is also eligible to receive employee benefits that are substantially similar to those of our other employees. His original employment agreement sets forth his target bonus, which is set at 100% of Mr. McDonald’s then-current base salary. On March 13, 2019, Mr. McDonald and the Company entered into Amendment #1 to this employment agreement to increase his target bonus to 200%, with 25% being based upon our achievement of Adjusted EBITDA targets and 75% being based upon the achievement of acquisition targets. Payment of any bonus to Mr. McDonald is subject to approval by our Board.
We have granted Mr. McDonald restricted stock units vesting over a period of time pursuant to restricted stock agreements which provide for either vesting over a period of time or a repurchase right by the Company that will lapse over time.
Rodney C. Favaron. Mr. Favaron is party to an employment agreement with us dated March 1, 2020, as amended on November 12, 2020. Mr. Favaron's employment has no specific term and constitutes at-will employment. Mr. Favaron’s employment agreement provides for a base salary of $325,000, which is his current salary rate, subject to annual review and adjustment by Board. Mr. Favaron is also eligible to receive employee benefits that are substantially similar to those of our other employees. His target bonus is set at 100% of Mr. Favaron’s then-current base salary. On November 12, 2020, Mr. Favaron and the Company entered into Amendment #1 to this employment agreement to designate his bonus to be 50% based upon our achievement of Adjusted EBITDA targets and 50% based upon the achievement of acquisition targets.
We have granted Mr. Favaron restricted stock units vesting over a period of time, pursuant to restricted stock agreements, which provide for either vesting over a period of time or a repurchase right by the Company that will lapse over time.
Michael D. Hill. Mr. Hill is party to an employment agreement with us dated March 28, 2017, as amended on March 13, 2019 and on November 12, 2020. Mr. Hill’s employment has no specific term and constitutes at-will employment. Mr. Hill’s employment agreement provides for a base salary of $270,000, which is his current salary rate, subject to annual review and adjustment by Board. Mr. Hill is also eligible to receive employee benefits that are substantially similar to those of our other employees. His target bonus was set at 100% of Mr. Hill’s then-current base salary. On March 13, 2019, Mr. Hill and the Company entered into Amendment #1 to this employment agreement to increase his target bonus to 125% of his then-current base salary, with 50% being based upon our achievement of Adjusted EBITDA targets and 50% being based upon the achievement of acquisition targets.
We have granted Mr. Hill restricted stock units vesting over a period of time pursuant to restricted stock agreements, which provide for either vesting over a period of time or a repurchase right by the Company that will lapse over time.
Kin Gill. Mr. Gill is party to an employment agreement with us dated January 12, 2022. Mr. Gill’s employment has no specific term and constitutes at-will employment. Mr. Gill’s employment agreement provides for a base salary of $260,000, which is his current salary rate, subject to annual review and adjustment by Board. Mr. Gill is also eligible to receive employee benefits that are substantially similar to those of our other employees. His target bonus was set at 50% of Mr. Gill’s current base salary, with 50% being based upon our achievement of Adjusted EBITDA targets and 50% being based upon the achievement of acquisition targets.

We have granted Mr. Gill restricted stock units vesting over a period of time, pursuant to restricted stock agreements, which provide for either vesting over a period of time or a repurchase right by the Company that will lapse over time.
Potential Payments upon Termination or Change in Control
The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and change of control of the Company had occurred on December 31, 2021 and based upon a price of $17.94 per share for our common stock, which was the closing price on NASDAQ on December 31, 2021 (the last trading day of 2021, given the named executive officers' compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. As of December 31, 2021, we have cash severance arrangements for our named executive officers, partial acceleration of unvested equity awards, acceleration of unvested awards upon death or Disability, as well as "double trigger" vesting acceleration for equity awards of all named executive officers, each as described below.
Cash Severance Payments
As described above under "Executive Employment and Other Arrangements" we have entered into an employment agreement with each of our named executive officers. Under these agreements if the named executive officer is terminated for any reason other than "cause" or resigns for "good reason" we will be obligated to pay him as severance (i) earned but unpaid bonus, (ii) 100% of his then current monthly base salary for 12 months, and (iii) reimburse him for any health care benefit continuation premiums for a period of 12 months, provided he timely elects continuation of coverage under COBRA or applicable state law; provided further, that such COBRA premium reimbursements shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees.
Death or Disability
All equity awards contain provisions that accelerate the vesting of outstanding unvested awards upon the death or permanent disability of the holder. These provisions are generally applicable to all of our employees, including executive officers.
Acceleration of Equity Awards upon Termination without Cause or Resignation with Good Reason
The equity grant agreements with our named executive officers provide that if a named executive officer leaves for good reason or is terminated other than for cause (as each is defined in that named executive officer's employment agreement) prior to completion of the vesting schedule the named executive shall vest in enough additional units or shares as is necessary so that the total vested units or shares equals the amount that would have vested as of the termination date assuming the vesting over thirty-six equal monthly installments starting on January 1 of the year of grant. This means that our named executive officers may receive no additional vesting, or up to two months of additional vesting, upon a termination without cause or a resignation for good reason.
Double Trigger Vesting Acceleration of Equity Awards
The equity award agreements with Messrs. McDonald, Favaron, Hill and Gill provide for "double trigger" vesting acceleration of unvested awards, such that the vesting with respect to 100% of their outstanding and unvested awards will be accelerated in the event of their termination without cause or resignation with good reason in connection with change of control (as each is defined in the applicable equity grant documentation with such named executive officers).
Definitions
For purposes of each named executive's equity grant documentation and employment agreement:
"Cause" means (i) Executive's willful failure to perform the duties and obligations of executive's position with the Company; (ii) any material act of personal dishonesty, fraud or misrepresentation taken by executive which was intended to result in substantial gain or personal enrichment of executive at the expense of the Company; (iii) executive's violation of a federal or state law or regulation applicable to the Company's business which violation was or is reasonably likely to be materially injurious to the Company; (iv) executive's conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State, excluding felonies for minor traffic violation and vicarious liability (so long as executive did not know of the felony and did not willfully violate the law); or (v) executive's material breach of the terms of that executive's employment agreement or proprietary information agreement.

"Good Reason" means, (i) without executive's consent, a material reduction of executive's duties or responsibilities relative to executive's duties or responsibilities as in effect immediately prior to such reduction; provided, however, any reduction in executive's duties or responsibilities resulting solely from the Company being acquired by and made a part of a larger entity shall not constitute Good Reason; (ii) without executive's written consent, a material reduction in the base salary of executive as in effect immediately prior to such reduction, unless such reduction is part of a reduction in expenses generally affecting senior executives of the Company; (iii) without executive's consent, a material reduction by the Company in the kind or level of employee benefits to which executive was entitled immediately prior to such reduction, with the result that executive's overall benefits package is materially reduced, unless such reduction is part of a reduction in benefits generally affecting senior executives of the Company or (iv) without executive's consent, his relocation to a facility or a location more than twenty-five (25) miles from his present working locations. Good Reason shall not exist unless executive provides (i) notice to the Company within ninety (90) days of the initial existence of the condition triggering Good Reason and (ii) the Company the opportunity of at least thirty (30) days to cure such condition.
For purposes of each named executive’s equity documentation:
"Change in Control" generally means, (i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (for purposes of this definition, a "Person"), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; (ii) a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Internal Revenue Code Section 409A. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
Potential Payments
The table below estimates payments and benefits that would have become payable to our named executive officers under the existing plans and contractual arrangements assuming a termination of employment and change of control of the Company had occurred on December 31, 2021 and based upon a price of $17.94 per share for our common stock, which was the closing price on NASDAQ on December 31, 2021 (the last trading day of 2021), give the named executive officers' compensation and service levels as of such date.

Name	Severance Payments upon Termination without Cause or Resignation for Good Reason(1)	Acceleration of Equity Awards upon Termination without Cause or Resignation for Good Reason in Connection with a Change of Control	Acceleration of Equity Awards upon Termination without Cause or Resignation for Good Reason	Acceleration of Equity Awards upon Death or Disability
John T. (Jack) McDonald	$1,003,599	$2,233,422	—	$2,233,422
Rodney C. Favaron	$675,672	$2,691,054	—	$2,691,054
Michael D. Hill	$622,434	$1,255,800	—	$1,255,800
Kin Gill	$410,654	$497,010	—	$497,010
(1)    Includes earned but unpaid bonus as of December 31, 2021 assuming performance at target levels, continued salary payments for 12 months and reimbursement for health care benefit continuation premiums for 12 months.

CEO Pay Ratio
Presented below is the ratio of annual total compensation of our CEO to the annual total compensation of our median employee. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. SEC rules for identifying the median employee allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

As determined in accordance with SEC rules, the 2021 annual total compensation was $9,090,588 for our CEO as reported in the Summary Compensation Table and $84,460 for our median employee, and the ratio of these amounts is $107.63 to $1.
As permitted by SEC rules, to identify our median employee, we elected to use the annual total cash compensation of each employee as of the end of 2021. For these purposes, annual total cash compensation included annual salary or hourly wages, 2021 grants of restricted stock units (grant date “fair value” per ASC 718), 2021 bonus earned, commissions paid, and comparable cash elements of compensation in non-U.S. jurisdictions and was calculated using internal human resources records with all foreign currencies converted to U.S. dollars. All amounts were annualized for permanent employees who did not work for the entire year.
We identified our median employee from 1,130 full-time and part-time workers who were included as employees on our payroll records during 2021. As permitted by SEC rules, we excluded from the population of employees eight employees located in Israel when making this determination. Except for the employees excluded on the basis of the de minimis exception for foreign employees, we did not exclude any other employees pursuant to any other permitted exclusion.
EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth certain information, as of December 31, 2021, concerning shares of our common stock authorized for issuance under all of our equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column) (1)
Equity compensation plans approved by stockholders	227,605	$9.15	599,639
Equity compensation plans not approved by stockholders	—	—	—
Total equity compensation plans	227,605	$9.15	599,639
(1)    Pursuant to the terms of the 2014 Plan, the number of shares available for issuance under the 2014 Plan will be increased on the first day of each fiscal year in an amount equal to the lesser of (i) four percent (4%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year, or (ii) such number of shares determined by the Board.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Upland under the Securities Act of 1933 or the Securities Exchange Act of 1934.
The Audit Committee provides assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by the Company’s independent accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by our Board. The Company’s management is responsible for preparing the Company’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.
In connection with the 2021 audit, the Audit Committee has:
•reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 with Ernst & Young, LLP, the Company’s independent registered public accounting firm;
•discussed with Ernst & Young, LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and approved by the SEC; and
•received from and discussed with Ernst & Young, LLP the written disclosures and the letter from Ernst & Young, LLP required by the PCAOB regarding Ernst & Young, LLP’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young, LLP the firm’s independence from the Company and considered whether Ernst & Young, LLP’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence from Company.
Based on the review and discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
The Audit Committee has adopted a charter and a process for pre-approving services to be provided by Ernst & Young, LLP.
The members of the Audit Committee have been determined to be independent in accordance with the requirements of the Nasdaq listing standards and the requirements of Section 10A(m)(3) of the Exchange Act.
Respectfully submitted on April 29, 2022, by the members of the Audit Committee of the Board:

Stephen E. Courter (Chair)
David D. May
Teresa Miles Walsh

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young, LLP (“EY”) as our independent registered public accounting firm and auditors of our consolidated financial statements for the fiscal year ending December 31, 2022.
At the Annual Meeting, the stockholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for 2022. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Upland and our stockholders. Representatives of EY are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to appropriate questions.
Fees Paid to Ernst & Young, LLP
The following table sets forth the fees paid to our independent registered public accounting firm for the years ended December 31, 2021 and 2020.
Audit and Non-Audit Fees

	Years Ended
	2021	2020
Audit Fees (1)	$1,375,056	$1,655,000
Audit-Related Fees(2)	8,145	116,000
Tax Fees(3)	676,095	185,713
All Other Fees	—	—
Total	$2,059,296	$1,956,713
(1)    Audit fees relate to professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K, quarterly review of financial statements in our Quarterly Reports on Form 10-Q and include audit support for new acquisitions.
(2)    Audit-related fees represent services that were provided in connection with registration statements for procedures related to the issuance of consents and comfort letters.
(3) Tax fees in 2021 relate to tax compliance and tax return preparation services as well as technical fees associated with technical tax advice and international tax planning.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm
We maintain an auditor independence policy that bans our auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that our Audit Committee approve the audit and non-audit services and related budget in advance, and that our Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that we may not enter into auditor engagements for non-audit services without the express approval of our Audit Committee. In accordance with this policy, our Audit Committee pre-approved all services to be performed by our independent registered public accounting firm.
Vote Required
You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. Approval of Proposal Two requires a "FOR" vote from a majority of the shares present in person or represented by proxy and voting at the Annual Meeting.
Recommendation of the Board
The Board recommends that you vote "FOR" ratification of the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
Our Compensation Committee and our Board believe that our compensation program for our named executive officers, as described in the section titled "Executive Compensation—Compensation Discussion and Analysis," the compensation tables and the related narratives and other materials in this Proxy Statement reflects our goals of linking our executive compensation with our performance. Our Compensation Committee and our Board believe that the executive compensation program is rational and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders, and enables us to support, attract and retain the best talent and support a high-performance culture by rewarding excellence and achievement.
This proposal gives you as a stockholder the opportunity to endorse or not endorse the compensation of our named executive officers through the following resolution:
"RESOLVED, that the Company’s compensation program for named executive officers, as described in the section titled "Executive Compensation—Compensation Discussion and Analysis," the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved."
Because this vote is advisory, it will not be binding upon our Board or our Compensation Committee. However, our Compensation Committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
Vote Required
You may vote "FOR," "AGAINST" or "ABSTAIN" on this proposal. Approval of Proposal Three requires a "FOR" vote from a majority of the shares present or represented by proxy and voting at the Annual Meeting. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.
Recommendation of our Board of Directors
Our Board recommends that you vote "FOR" approval of the advisory vote on the compensation of our named executive officers.

OTHER MATTERS
Meeting Admission. You are entitled to attend the Annual Meeting only if you were an Upland stockholder at the close of business on April 21, 2022, or hold a valid proxy for the Annual Meeting. If attending the meeting in person, you should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, meaning that you hold shares directly with Broadridge ("registered holders"), the inspector of election will have your name on a list, and you will be able to gain entry with a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you are not a stockholder of record but hold shares through a broker, bank, or nominee ("street name" or "beneficial" owners), in order to gain entry, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar.
Proxy Solicitation. Solicitation of proxies will be primarily by mail. We will bear the cost of soliciting proxies from stockholders.
In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our Common Stock for their reasonable expenses incurred in forwarding such materials.
Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage changes from telephone companies or internet service providers and these costs must be borne by the stockholder.
Inspector of Election. Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of election to tabulate stockholder votes for the Annual Meeting.
Stockholder List. Upland’s list of stockholders as of April 21, 2022 will be available for inspection for 10 days prior to the Annual Meeting. If you want to inspect the stockholder list, please call our Investor Relations department at (512) 960-1031 to schedule an appointment.
2023 Stockholder Proposals or Nominations. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2023 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the section entitled “Communicating with Us.” Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Standard Time) on December 31, 2022. Any submissions received after this time and date will be considered untimely.
We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Nominating and Governance Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the section of this Proxy Statement entitled "Corporate Governance—Director Nomination Procedures."
In addition, under our bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2023 Annual Meeting must give notice to our Corporate Secretary between February 12, 2023 and March 14, 2023, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2023 Annual Meeting is held more than 30 days prior to or 60 days after the one-year anniversary of the 2022 Annual Meeting, then the stockholder notice must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting date and not later than the close of business on the later of (i) the 90th day prior to the 2023 Annual Meeting date or (ii) the tenth day following the day on which public announcement of the 2023 Annual Meeting date is first made. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The bylaws were filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 4, 2020. To make a submission or to request a copy of our bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Communicating with Us. Visit our main Internet site at http://uplandsoftware.com for information on our products and services, marketing programs, worldwide locations, customer support, and job listings. Our Investor Relations site at http://investor.uplandsoftware.com contains stock information, earnings and conference call replays, our annual report, corporate governance and historical financial information, and links to our SEC filings. We do not incorporate the information contained on, or accessible through, our corporate website into this Proxy Statement.
If you would like to contact us, call our Investor Relations department at (512) 960-1031, or send correspondence to Upland Software, Inc., Attn: Investor Relations, 401 Congress Avenue, Suite 1850, Austin, Texas 78701.
If you would like to communicate with our Board, see the procedures described in the section of this Proxy Statement entitled "Corporate Governance—Communications with the Board of Directors." You can also contact our Corporate Secretary at Upland Software, Inc., Attn: Corporate Secretary, 401 Congress Avenue, Suite 1850, Austin, Texas 78701 to communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the Annual Meeting, or revoke a prior proxy instruction.
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Upland stock but who share the same address, we have adopted a procedure approved by the SEC called "householding." Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Annual Report or Proxy Statement mailed to you, please submit a request to our Corporate Secretary, Upland Software, Inc., 401 Congress Avenue, Suite 1850, Austin, Texas 78701, or call our Investor Relations Department at (512) 960-1031, and we will promptly send you what you have requested. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
Whether or not you plan to attend the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors

John T. McDonald
Chief Executive Officer and Chair
Austin, Texas
April 29, 2022
Upland’s 2021 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such request in writing to Upland at 401 Congress Avenue, Suite 1850, Austin, Texas 78701, Attention: Investor Relations. The request must include a representation by the stockholder that as of April 21, 2022, the stockholder was entitled to vote at the Annual Meeting of Stockholders. Our Annual Report on Form 10-K and the exhibits thereto are also available at http://investor.uplandsoftware.com.

UPLAND SOFTWARE, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 PM ET on 6/7/2022. Have your proxy card in hand when accessing the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 6/7/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors	O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) David D. May 02) Joe Ross

The Board of Directors recommends you vote FOR the following Proposals:

	For	Against	Abstain
2. To ratify the selection of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	O	O	O
3. Advisory Vote on Executive Compensation.	O	O	O

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	O	O

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000564405_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com

UPLAND SOFTWARE, INC.
Annual Meeting of Shareholders
June 8, 2022 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Michael D. Hill and Kin Gill, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Upland Software, Inc. that the shareholder is entitled to vote at the Annual Meeting of shareholders to be held at 11:00 AM, Central Daylight Time on June 8, 2022, at 401 Congress Ave., Suite 1850, Austin, Texas 78701, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000564405_2 R1.0.0.24